EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.
Form S-8 No. 333-58805, pertaining to the SCP Pool Corporation Employee Stock Purchase Plan,
2.
Form S-8 No. 333-142706, pertaining to the Pool Corporation 2007 Long-Term Incentive Plan,
3.
Form S-8 No. 333-158990, pertaining to the Pool Corporation Amended and Restated 2007 Long-Term Incentive Plan, and
4.
Form S-8 No. 333-211205, pertaining to the Pool Corporation Amended and Restated 2007 Long-Term Incentive Plan

of our reports dated February 26, 2026, with respect to the consolidated financial statements of Pool Corporation and the effectiveness of internal control over financial reporting of Pool Corporation included in this Annual Report (Form 10-K) of Pool Corporation for the year ended December 31, 2025.

/s/ Ernst & Young LLP

New Orleans, Louisiana
February 26, 2026